THE AGREEMENT

This Agreement ("Agreement") is made as of this 24th day of'
February, 1999, by and between Southwin Financial, Ltd ("SFL") and WolfStone Corporation ("WSC"). The companies may from time to time be referred to hereinafter collectively as the "Constituents"

WHEREAS, SFL believes it to be in the best interests of its clients who own one hundred (100%) percent of the authorized and issued Common Stock of Texas International Petroleum, Inc.
("TIP"), to sell these shares to WSC; and

WHEREAS, WSC believes it to be in the best interests of its shareholders to acquire from SFL its clients shares of Texas International Petroleum, Inc. ("TIP"). The Constituents are in accord, to effect this Agreement, with terms and conditions as follow:

NOW THEREFORE, in consideration of the above stated, tile covenants, promises and representations of each Constituent to this Agreement are as fo1lows:

                            ARTICLE I

1.1 Organization. TIP is a closely held corporation. It Is duly organized, validly existing an in good standing in the State of Texas, U.S.A.; has all necessary powers to own its properly and carry on its business as now owned and operated by it in any geographic area in the United States or elsewhere, wherein its business requires qualification.

1.2 Capital Stock. Of the Common shares of TIP authorized and outstanding, all are fully paid and non-assessable.

1.3 Subsidiaries. TIP has no subsidiaries, nor does it own any interest in any other enterprise, excepting those known to Constituents of this Agreement.

1.4 Financial Information. Property descriptions, lease assignments. and valuations with geological documentation is available for perusal upon request by any concerned shareholder or state or federal agency. Neither SFL nor TIP make nor give any warranty or guarantee, express or implied, regarding valuations or other financial reports documentation which is given or made by any third party. WSC hereby discharges and indemnifies SFL and TIP against all debts, liabilities, losses or obligations made or incurred in connection with any valuations or other financial reports or documentation which is given or made by any third party.

1.6 Litigation. TIP is not involved in any litigation. The nature or which would be considered other than a common hazard of conducting its business. It is not in default with respect to any order, writ, injunction or decree of any court of the United States or any foreign country.

1.7 Authority. SFL has the right to sell and is authorized to sell its clients shares of TIP, being the contracted agent for all the shareholders of the closely held, Texas corporation and is authorized to execute this Agreement and has full power and authority to, execute, deliver and perform this Agreement and this Agreement is a legal, valid and binding obligation of SFL. and is enforceable in accordance with its terms and conditions.

                             ARTICLE II

2.1 Organization. WSC, is a. publicly held and listed corporation. WSC duly organized, validly existing and in good standing in the State of Nevada, U.S.A. WSC has all necessary powers to own its property, and early on its business as now owned and operated by it in any geographic area of the United States or elsewhere, wherein its business requires qualification.

2.2 Capital Stock. At the effective date of this Agreement, there shall be issued, or to be issued, and outstanding, a total of 4,067,787 fully paid and non-assessable, Common shares of WSC. The total issued shares shall include Two Million shares (2,000,000) of' Common Stock, and Two
Thousand Shares (2,000) shares of Class B, Preferred Stock, to be issued in exchange for one hundred percent (100%) of the authorized and issued shares of TIP.

2.2(a) Restricted shares of Common stock to be issued as a result of this transaction shall bear a 12 mouth restriction. The class B Preferred Shares are convertible and have voting privileges.

2.2(b) WSC has Class - A - Convertible Preferred Stock, and Class - B - Convertible Preferred Stock, both with stated par value of $40. per share. Only the Class B - Convertible Preferred shares have voting rights and earn specific dividends. Class B Convertible Preferred with voting rights and earning 5% dividend per annum, is the Class utilized in this transaction. SFL shall, according to agreement with its clients be responsible for distribution of the all stock certificates to the current shareholders of TIP.

2.2c) At the effective date hereof, there shall not, be any outstanding subscriptions, options, rights, warrants, debentures, convertib1e securities, preferred stock or other such instruments or commitments unknown to SFL, obligating WSC to issue or transfer from the WSC treasury, additional shares of its capital stock of any class.

2.2d) In order that SFL may distribute the shares of Common and Preferred Stock, the share certificates to be issued by WSC shall be in such denominations, amounts and names as may be requested by SFL.

2.3 Subsidiaries. WSC currently has no subsidiaries, nor does it own interests in other enterprises, excepting those known to the Constituents of this Agreement.

2.4 Financial Information. All financial information of WSC is currently known to the Constituents. Upon contemplation of the Consolidated Financial Statements of WSC and TIP, said statements and balance sheets shall be immediately disseminated to SFL.

2.5 Litigation. WSC is not involved in any litigation, the nature of which would he considered other than a common hazard of conducting business. WSC is not in default with respect to any order, writ, injunction. or decree of any court of the United States or any foreign country.

2.6 Authority. Shareholders owning the legally required percentage of voting stock in WSC, have authorized the execution of this Agreement and consummation of the transaction contemplated. herein. WSC has full power and authority to execute, deliver and perform this Agreement, arid this Agreement is a legal, valid and binding obligation of WSC, and is enforceable in accordance with its terms and conditions.

                          ARTICLE III

3.1 Organization. WSC was organized in the State of Minnesota, USA, November 26 1971 under the name Minnesota Invaders, Inc. making its initial public offering shortly thereafter. WSC has experienced several name changes over the years. Prior to the name change to WolfStone, the name was Integrated Direct, Inc., with the trading Symbol IDIR.

3.2 Domicile. WSC (Integrated Directed, Inc.) has experienced changes in domicile. The most recent past domicile has been the State of Delaware, with determination having been made by management to move the public Company's domicile from the State of Delaware to the State of Nevada..

3.3  Current Name. The public Company's name is  WolfStone
Corporation, its domicile is the State of Nevada, and its headquarters is in the City of Woodbridge, CA.

3.4 Material Contracts. WSC has no material contracts to which it is a party, or by which it is bound which would effect this transaction in a negative manner

4.1 Terms and Conditions. The Constituents hereto shall accomplish this transaction by means of a tax free stock for stock exchange. This transaction shall include One Hundred Percent (100%) of the authorized and issued shares of TIP: Ten Million, One Hundred and Two Thousand, Six hundred, and Ninety Six, Common Shares (10,102,696), said shares equating to ownership of all assets and liabilities of the Texas Corporation, in exchange for Two Million shares (2,000,000) of the Common Stock of WSC, at $25.38 per share; and Two Thousand Shares (2,000) of the Class-B -Convertible, Preferred stock with voting privileges, of WSC. The total purchase price is the appraised value, $50,767,401.

4.2  Further Considerations. As further consideration,
WSC shall execute a note, and shall pay to SFL the amount of one hundred and ninety thousand dollars ($190,000) for equipment.
Terms:

May 5, 1999       $20,000
June 15, 1999:    $20,000
July 15. 1999     $50,000
Aug.15, 1999      $50,000
Sept. 15, 1999    $50,000

WSC may pay the entire $190,000 in total anytime prior to Sept.
15, 1999.

4.2 Breach of Covenant. Should WSC fail to honor its agreement to arrange for the sale of, or buy-back, of the shares, as detailed in "2.2" and "4.1" above, or any part of the terms and conditions of this Agreement, any and all assets and/or oil, gas and mineral leases assigned and/or transferred to WSC and/or TIP by Ravendale Financial, Inc. shall be null and void and of no effect. In such an event, Ravendale may rescind the assignment or transfer of the assets and/or oil gas and mineral leases without need of a Court order, and may file same in the Official Public Records of the appropriate County Clerks office. Further, should WSC fail to perform its obligations under this Agreement, in whole or in part, any and all assets and/or oil, gas and mineral leases assigned and/or transferred to WSC and/or TIP by Ravendale Financial, Inc. shall be null and void and of no effect. In such an event, Ravendale Financial, Inc may rescind the assignment or transfer of the assets and/or oil, gas and mineral leases without need of Court order, and may file same in the Official Public Records of the appropriate County Clerk's Office. In either event described above, Ravendale Financial, Inc shall be entitled to retain any and all sums tendered to and any and all stock issued to Ravendale Financial, Inc. by WSC pursuant to this Agreement, and such retaining of said sums and stock is in addition to any other right available to SFL, including the right to sue WSC for breach of warranty, or breach of covenant under this Agreement.

                             ARTICLE V

5.1 Effective Date. This Agreement shall become Effective, upon execution by authorized, witnessed, signatures of both Constituent Companies. The exchange of physical share certificates as involved in the herein detailed transaction shall be placed in an escrow with a mutually agreed upon law firm, and shall be disbursed there from at the earliest practical date.

5.2 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This document may be executed by the Constituents, utilizing Facsimile transmission, to bind ibis Agreement and it shall be legally binding as though executed in hard copy.

5.3  Hard Copy.  The Constituents may utilize facsimile
Transmission to legally bind this Agreement, but the Constituents shall at their convenience execute multiple (4) Hard Copies for WSC, the publicly held corporation, for filing with my agencies, in event this should be. applicable.

                             ARTICLE VI

6.1 Non-Waiver. The failure of any Constituent to this Agreement, to insist in any one or more cases upon the performance by another Constituent, of any of the provisions, terms or conditions of this Agreement. or to fail to exercise any option herein contained, shall not be construed as a waiver or relinquishment of any other provision, term or condition of this Agreement. No waiver by a Constituent of a breach by the other Constituent, shall be construed as a Waiver with respect to any other subsequent breach.

6.2 Captions and Headings. The Article and paragraph headings through out this Agreement are for convenience and reference only and shall not define,. limit. or add to the meaning of any provision of this Agreement.

6.3 Notices Any formal notices, or demands by a constituent Company shall lie in writing and of hard copy, and shall be deemed to be duly given on the date of delivery by courier, or served on the tenth day after mailing, if mailed to the Constituent Company to which notice is being given, by first class registered or certified postage prepaid to the headquarters office of the Constituent. to its address as it may he at a given time.

6.3(a) Legal Notices. Legal notices shall also be deemed served as above detailed, but shall be delivered to the legal representative of the Constituent Company, that being the Resident Agent or office or Company legal counsel, or in event these are not known, then by registered mail to the head corporate office received and signed for by an officer of the respective Constituent Company-

6.3b) Venue. This Agreement and its application. shall governed by the laws of the State of Texas and be construed by the appropriate courts of the State of Texas. Venue shall he in Taylor County, Texas.

6.4 Binding Effect. This Agreement in all its terms and conditions shall inure to and be binding upon the corporate successors, directors, senior officers, executors and assigns.
of each of the Constituent Companies. and major shareholders thereof.

6.5 Mutual Consideration. The Constituents hereto shall cooperate with each other to achieve the mutually desired purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to successfully accomplish the intention of the transaction described herein, for the best interests of each of the Constituent Companies.

6.6 Exhibits. As of the execution hereof; the Constituents may or may not have provided each other with some or all required exhibits if any, or other documentation. Any required information as detailed in this Agreement, or by virtue of this transaction or documents not currently available shall be provided to either Constituent by the other, at the earliest possible date. The representations by the Constituents hereto of this Agreement, and in any Attachments or Addendums herein, shall survive the Effective Date hereof, and shall supersede any and all prior agreements and understandings if any, between the Constituent Companies and subsequent to the Effective Date of this Agreement, can only be modified by resolutions ratified by the Boards of Directors of each of the Constituent Companies. or by vote of shareholders carrying the right to vote a majority of the controlling shares of the parent corporation.

IN WITNESS WHEREOF, Each of the Companies being Constituents hereto have expressed their acceptance and agreement of the terms and conditions of this Agreement by their duly authorized representatives affixing their respective and witnessed
Signatures below.

For WolfStone Corporation            For Southwin Financial Ltd.


By: /s/  Marie N. Rolfe              By: /s/  Norma Eltingham
Marie N. Rolfe, Acting Secretary     Norma Eltingham, Vice President

                              ADDENDUM #1

Addendum #1 of Agreement between WolfStone Corporation and
Southwin Financial, Ltd., stock transaction date: February 24,
1999.

In the event that WolfStone Corporation should at any future date determine to change the status of Texas International Petroluem, Ltd. from a wholly owned subsidiary to a publicly held corporation, Southwin Financial, Ltd and Cross Leaf Trust shall each have the right to purchase up to ten (10%) percent of the common stock of Texas International Petroleum, Ltd at one ($1.00)
dollar per share.   Purchase of shares shall be allowed by option
agreement or subscription agreement, as determined at a later date by Southwin and Trust.

For WolfStone Corporation                For Southwin Financial Ltd.


By: /s/  Marie N. Rolfe                  By: /s/  Norma Eltringham
Marie N. Rolfe, Acting Secretary         Norma Eltringham, Vice President
Date:   February 24, 1999                Date:  February 24, 1999